   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares. The Offer is made solely by the Offer to Purchase, dated January 27, 1998, the Supplement, dated March 16, 1998, and the revised Letter of Transmittal and is being made to all holders of Common Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Season Acquisition Corp. by Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           SEASON ACQUISITION CORP.

                         A WHOLLY OWNED SUBSIDIARY OF

                             CENDANT CORPORATION

                        HAS INCREASED THE PRICE OF ITS

                          OFFER TO PURCHASE FOR CASH

                      23,501,260 SHARES OF COMMON STOCK

          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                      OF

                    AMERICAN BANKERS INSURANCE GROUP, INC.

                                      TO

                             $67.00 NET PER SHARE

   Season Acquisition Corp. ("Purchaser"), a New Jersey corporation and a wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Parent"), hereby offers to purchase 23,501,260 outstanding shares of common stock, par value $1.00 per share (the "Common Shares"), of American Bankers Insurance Group, Inc., a Florida corporation (the "Company"), including the associated Series C Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 19, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (as such agreement may be amended, the "Rights Agreement"), at a price of $67.00 per Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 1998 (the "Offer to Purchase"), the Supplement, dated March 16, 1998 (the "Supplement") and in the revised Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Common Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

      THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,  MARCH 27, 1998,
                       UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH COMMON SHARES OWNED BY PARENT AND PURCHASER, CONSTITUTE AT LEAST 51% OF THE COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (2) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0901(2) OF THE FLORIDA BUSINESS CORPORATION ACT ARE INAPPLICABLE TO THE PROPOSED MERGER DESCRIBED BELOW, (3) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0902 OF THE FLORIDA BUSINESS CORPORATION ACT CONTINUE TO BE INAPPLICABLE TO THE ACQUISITION OF COMMON SHARES PURSUANT TO THE OFFER, (4) THE PURCHASE OF COMMON SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED FOR PURPOSES OF RENDERING THE SUPERMAJORITY VOTE REQUIREMENT OF
ARTICLE VIII OF THE COMPANY'S THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION INAPPLICABLE TO PARENT AND PURCHASER, (5) THE PREFERRED

STOCK PURCHASE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY OR PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (6) THE LOCKUP OPTION HELD BY AMERICAN INTERNATIONAL GROUP, INC. ("AIG") TO PURCHASE UP TO 19.9% OF THE OUTSTANDING COMMON SHARES HAVING BEEN TERMINATED OR INVALIDATED WITHOUT ANY COMMON SHARES HAVING BEEN EXERCISED THEREUNDER, AND (7) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OVER THE COMPANY'S INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS REASONABLE DISCRETION.

   THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.

   The purpose of the Offer and the proposed second-step merger is to enable Parent to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of a majority of the outstanding Common Shares. Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company by Parent or Purchaser. To date, Parent has been unable to so negotiate with the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger with and into a direct wholly owned subsidiary of Parent with such subsidiary continuing as the surviving corporation (the "Proposed Merger"), pursuant to which each then remaining Common Share outstanding (other than Common Shares owned by Parent or any of its wholly owned subsidiaries, Common Shares held in the treasury of the Company, and if shareholder appraisal rights are available with respect to Common Shares, Common Shares held by shareholders who perfect appraisal rights under the Florida Business Corporation Act) would be converted into that number of shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") having a value equal to the Offer Price (as determined as of the time of the Proposed Merger which, consistent with the valuation methodology for the proposed merger of the Company with a subsidiary of AIG, would be based on the average closing prices of the Parent Common Stock on the New York Stock Exchange for the ten trading days ending on the third trading day prior to the date the Proposed Merger is consummated). In addition, pursuant to the Proposed Merger, each of the then outstanding shares of the $3.125 Series B Cumulative Convertible Preferred Stock, no par value, of the Company (the "Preferred Shares") would be converted into one share of a new series of convertible preferred stock of Parent having substantially similar terms, except that such shares would be convertible into shares of Parent Common Stock in accordance with the terms of the Preferred Shares.

   Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time and regardless of whether any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Common Shares, by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Supplement). During any such extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Common Shares.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Common Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Common Shares be paid by Purchaser by reason of any delay in making such payment.

   In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Common Shares ("Certificates") or a book-entry confirmation of the book-entry transfer of such Common Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, as supplemented by the Supplement, (ii) subject to Section 2 of the Supplement, the revised Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the revised Letter of Transmittal.

   If, for any reason whatsoever, acceptance for payment of any Common Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares and such Common Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be followed by an extension of the Offer to the extent required by law.

   Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Common Shares made pursuant to the Offer are irrevocable. Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Friday, March 27, 1998 (or if Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date at which the Offer, as so extended by Purchaser, shall expire) and unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 30, 1998. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase or the Supplement. Any notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn, and, if Certificates for Common Shares have been tendered, the name of the registered holder of the Common Shares as set forth in the tendered Certificate, if different from that of the person who tendered such Common Shares. If Certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Certificates, the serial numbers shown on such Certificates evidencing the Common Shares to be withdrawn must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program (an "Eligible Institution"), unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase as supplemented by
Section 2 of the Supplement, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawal of tenders of Common Shares may not be rescinded, and any Common Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Common Shares may, however, be retendered by repeating one of the procedures set forth in Section 3 of the Offer to Purchase, as supplemented by Section 2 of the Supplement at any time before the Expiration Date. Purchaser, in its sole judgment, will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and such determination will be final and binding.

   The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase and is incorporated herein by reference.

   The Offer to Purchase, the Supplement and the revised Letter of Transmittal and other relevant materials will be mailed to record holders of Common Shares and Rights and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists and list of holders of Rights or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Shares.

THE OFFER TO PURCHASE, THE SUPPLEMENT AND THE REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers as set forth below. Additional copies of the Offer to Purchase, the Supplement and the revised Letter of Transmittal or other tender offer materials may be obtained from the Information Agent. Such copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Managers) for soliciting tenders of Common Shares pursuant to the Offer.

                   The Information Agent for the Offer is:

                          INNISFREE M&A INCORPORATED
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
                        Call Toll-Free: (888) 750-5834
                              Banks and Brokers
                         Call Collect: (212) 750-5833

                    The Dealer Managers for the Offer are:

     LEHMAN BROTHERS                              MERRILL LYNCH & CO.
  3 World Financial Center                      World Financial Center
 New York, New York 10285                            North Tower
(212) 526-1849 (Call Collect)                New York, New York 10251-1305
                                             (212) 449-8971 (Call Collect)

March 17, 1998


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